SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2003

Encision Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4828 Sterling Dr, Boulder, Colorado 80301

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 444-2600

(Former name of former address, if changed since last report)

Item 12.         Results of Operations and Financial Conditions.

On July 25, 2003, Encision Inc. issued a press release announcing if financial results for the first quarter ended June 30, 2003.  The text of the press release is set forth beginning on the following page.

Encision Reports First Quarter FY 2004

Revenue Up 27%

Boulder, Colorado, July 25, 2003 — Encision Inc. (OTC Bulletin Board: ECSN), a manufacturer of patented surgical instruments which are advancing patient safety and emerging as a standard of care in minimally-invasive surgery, today reported financial results for its first quarter ended June 30, 2003.

The Company achieved revenues for its first quarter ended June 30, 2003 of $1,702,000, a 27 percent increase over revenues of $1,342,000 for the quarter ended June 30, 2002.  The Company reported net income of $35,000, or $.01 per share, compared to a net loss of $91,000, or $.02 per share in the first quarter of last year.

“For the twelfth consecutive quarter, Encision has achieved over 25% revenue growth when compared to the same quarter from the prior year,” said James A. Bowman, President and CEO of Encision.  “We continue to convert new hospitals to our patented AEM Surgical Instruments, with ten new hospitals converting to AEM products during the quarter.”

“Customer retention remains strong and the ongoing revenue stream from the installed base is above plan,” added Mr. Bowman.  “We continue working to improve the field sales effectiveness in converting new hospitals to AEM technology.  An improving distribution network is aimed at accelerating the conversion rate of new users and increasing our market share of laparoscopic instruments.”

While revenue increased 27%, operating expenses increased just 2% in Q1 ‘04 vs. Q1 ‘03.  Gross profit margin in this year’s first quarter was 57% vs. 62% for the comparable quarter last year.  The reduced gross margin was primarily due to product mix differences in the sales for Q1 ‘04 vs. Q1 ‘03.  Also contributing was increased overhead in the Operations Department, including additional headcount required to produce higher volume of products.

Encision Inc. designs and manufactures innovative surgical devices that allow the surgeon to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:        Marcia McHaffie, Encision Inc., 303-444-2600 ext. 101, mmchaffie@encision.com

ENCISION INC.

Results of Operations

	For First Quarter Ended June 30,
	2003	2002

Net Revenue	$1,701,940	$1,342,392
Cost of Revenue	732,007	513,060
Gross Profit	969,933	829,332
Gross Margin	57%	62%
Operating Expenses	933,271	918,119
Operating Income (Loss)	36,662	(88,787)
Net Income (Loss)	34,994	$(90,651)
Net Income (Loss) per share, basic and diluted	$.01	$(.02)

ENCISION INC.

Condensed Balance Sheets

	June 30, 2003	March 31, 2003

Cash and Cash Equivalents	$472,000	$586,000
Current Assets	2,431,000	2,524,000
Total Assets	2,891,000	2,933,000
Current Liabilities	850,000	927,000
Shareholders’ Equity	2,041,000	2,006,000
Total Liabilities and Shareholders’ Equity	$2,891,000	$2,933,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Encision Inc.

Date: July 28, 2003	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller
Principal Accounting Officer